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                                                                   EXHIBIT 12.1

                             ARCADIA FINANCIAL LTD.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                         YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------------------
(Dollars in thousands)                                           1998            1997          1996          1995          1994
                                                               --------       --------       --------      --------       -------
COMPUTATION OF INCOME:
Income (loss) before income taxes and extraordinary item ....  $(92,476)      $(69,663)      $ 81,196      $ 41,383       $ 4,331
Capitalized interest ........................................        --             --             --            --            --
                                                               --------       --------       --------      --------       -------
Income before income taxes and capitalized interest .........   (92,476)       (69,663)        81,196        41,383         4,331
Fixed charges ...............................................    53,898         43,535         26,366        17,784         5,700
                                                               --------       --------       --------      --------       -------
Total income (loss) for computation .........................  $(38,578)      $(26,128)      $107,562      $ 59,167       $10,031
                                                               --------       --------       --------      --------       -------
                                                               --------       --------       --------      --------       -------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative of interest (a) ....  $  2,226       $  2,319       $  1,173      $    614      $    284
INTEREST:
Interest on long-term debt ..................................    46,163         33,281         21,153        15,529         4,885
Interest other than funding of purchase of auto loans .......     3,083          2,968          2,836           945           116
Amortization of debt placement ..............................     2,426          4,967          1,204           696           415
Capitalized interest ........................................        --             --             --            --            --
                                                               --------       --------       --------      --------       -------
Total fixed charges .........................................  $ 53,898       $ 43,535       $ 26,366      $ 17,784      $  5,700
                                                               --------       --------       --------      --------       -------
                                                               --------       --------       --------      --------       -------
Ratio of earnings to fixed charges ..........................        --             --          4.08x         3.33x         1.76x
Deficiency in earnings to fixed charges .....................    92,476         69,633             --            --            --

ADDITIONAL INFORMATION:
Net rental expense ..........................................  $  6,678       $  6,957       $  3,520      $  1,842      $    861
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                                                               --------       --------       --------      --------       -------
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(a)  Portion of rental deemed representative of interest equals one third of rental expense.